Exhibit 99.1

Optimer Pharmaceuticals Reports Second Quarter 2012 Financial Results

Webcast and conference call today at 5:00 p.m. Eastern Time

San Diego, CA– July 31, 2012 – Optimer Pharmaceuticals, Inc. (NASDAQ: OPTR) today announced the Company’s financial results for the quarter ended June 30, 2012.

Second Quarter 2012 Financial Highlights:

•                  DIFICID® second quarter gross sales of $18.0 million and net sales of $15.2 million, represent increases of 9% and 6% over the first quarter, respectively

•                  DIFICID ex-wholesaler treatments shipped in the second quarter to hospitals, retail pharmacies and long-term care facilities increased by 11%

•                  Surpassed the first-year net sales goal established with Cubist, triggering a $5 million milestone payment due to Cubist

•                  Total revenues were $49.8 million, including $19.9 million for partnering with Astellas in Japan and a $12.6 million milestone from Astellas Pharma Europe for the launch of DIFICLIR™ in the EU

•                  Cash, cash equivalents and short-term investments at June 30 totaled $130.6 million

•                  Net loss for the second quarter was $296,000, or $0.01 per share

“July marked the one-year anniversary of the launch of DIFICID, and we are very proud of our accomplishments. We’ve generated $51.1 million in net sales and shipped almost 21,000 treatments of DIFICID since launch through the end of June this year,” stated Pedro Lichtinger, President and Chief Executive Officer of Optimer. “Both demand for, and access to, DIFICID continue to grow, as scientific and health economic understanding is being expanded through more than 90 publications to date. We are confident in DIFICID’s potential to meet our expectations in 2012 and also maintain expectations for reaching break-even within 3 years of launch.”

Financial Overview

Total revenues for the three months ended June 30, 2012 and 2011 were $49.8 million and $33,000, respectively, an increase of $49.8 million.  Second quarter contract revenues included $19.9 million from an up-front payment from Astellas Pharmaceuticals, Inc. of Japan and $12.6 million from a milestone payment from Astellas Pharmaceuticals Europe, Ltd. (APEL) in association with the first sales of DIFICLIR, currently available in the UK, Austria, Sweden, Denmark, Finland, Norway, the Netherlands and Portugal, in an APEL territory.  In addition, we recognized $15.2 million of net product revenue from sales of DIFICID.  We launched DIFICID in the U.S. in July 2011 and in Canada in June 2012.  We recognize product sales of DIFICID upon delivery of product to our wholesalers.

We reported a net loss for the second quarter of 2012 of $296,000, or $0.01 per share, on both a basic and diluted basis, as compared to a net loss for the second quarter 2011 of $24.2 million, or $0.52 per share, on both a basic and diluted basis.

Selling, general and administrative expense for the three months ended June 30, 2012 and 2011 was $28.9 million and $14.8 million, respectively, an increase of $14.1 million. The increase was primarily due to our commercialization efforts on DIFICID. We had higher headcount during the 2012 period and thus incurred higher salary expense. We also incurred higher advertising and promotion expense as well as higher legal, consulting and other outside services.

Co-promotion expenses with Cubist for the three months ended June 30, 2012 were $5.0 million, representing certain expenses that may be due Cubist under our April 2011 DIFICID co-promotion agreement. Based on the level of sales to date we achieved the first-year sales target and have accrued $10.4 million representing the quarterly service fee and a pro-rated portion of the $5.0 million bonus payment as well as a portion of gross profits. We did not incur similar expenses in the quarter ended June 30, 2011.

Research and development expense for the three months ended June 30, 2012 and 2011 was $11.6 million and $10.3 million, respectively, an increase of $1.3 million. The increase was primarily due to higher health economics and outcomes research costs.

As of June 30, 2012, we held cash, cash equivalents and short-term investments of $130.6 million. This amount includes the $53.6 million milestone payment from Astellas Pharmaceuticals Europe recognized in the fourth quarter of 2011. We had 47,531,412 shares outstanding on June 30, 2012.

DIFICID Launch Update

DIFICID net sales of $15.2 million in the second quarter of 2012 reflected a 6% increase over the first quarter of 2012.

Gross sales to our wholesalers of $18.0 million in the second quarter of 2012 represent 6,415 treatments shipped and a 9% increase over the $16.5 million in gross sales for the first quarter of 2012. Further, 6,131 DIFICID treatments were shipped from wholesalers to hospitals, retail pharmacies and long-term care facilities in the second quarter, reflecting an 11% increase over the prior quarter.

Additionally, as of June 30, 2012:

•                  Inventory levels at wholesalers remained within the range of 14 to 28 days of demand

•                  Approximately 1,900 hospitals had ordered DIFICID

•                  Approximately 73% of hospitals covered by Optimer have reordered DIFICID

•                  The number of target hospitals including DIFICID on their formularies was approximately 900

We continue to improve patient access to DIFICID:

•                  Approximately 95% of all commercial lives and 80% of Medicare Part D lives in the United States currently have formulary payer access to DIFICID, bringing the total percent of insured patients with covered access to 88%

•                  We are increasing our focus on select integrated delivery networks (IDNs) which we believe will be a significant driver of growth given their approach to quality initiatives and understanding of total healthcare costs

•                  We continue working to expand the DIFICID opportunity by offering broad access to DIFICID in the US to Long-term Care (LTC) facilities via group purchasing organizations (GPOs) and national pharmacy providers (NPPs). Our outreach in this segment is focused on key LTC facilities representing over one quarter of the LTC beds in the US, which are an important source of growth.  Cross functional efforts resulting in a more targeted approach of facilities and decision makers, along with outreach to and relationships with GPOs and NPPs, and state and regional LTC associations, are facilitating improved patient access to DIFICID

Global Commercialization Initiatives

“In addition to making progress on DIFICID sales in the U.S., our efforts to make DIFICID available globally also have continued to gain traction,” continued Mr. Lichtinger. “Earlier this month we announced the launch of DIFICID by our Canadian subsidiary after receiving approval from Health Canada under a priority review, and the product was recently approved in Taiwan. We also recently announced first sales of the product in Europe through our collaboration with Astellas Pharma Europe, and we engaged with Specialised Therapeutics Australia for commercialization in Australia and New Zealand.”

Recent progress in our efforts to facilitate access to fidaxomicin includes:

•                  The recent launch of DIFICLIR by our partner, Astellas Pharma Europe. The drug currently is available in the UK, Austria, Sweden, Denmark, Finland, Norway, the Netherlands and Portugal. We anticipate that DIFICLIR will be launched in additional European countries over the next 3 to 12 months, including key markets. The launch price in the United Kingdom is 1,350 pounds for a ten day treatment

•                  The launch of DIFICID in Canada in June. National and provincial reimbursement processes were initiated. The launch price in Canada is 2,200 Canadian dollars per ten day treatment

•                  Fidaxomicin approval in Taiwan. Launch will be carried out by Optimer Biotechnology, Inc., a company in which Optimer has non-controlling 44% ownership interest

•                  An agreement between Optimer and Specialised Therapeutics Australia forming a collaboration to register and commercialize fidaxomicin tablets in Australia and New Zealand

Clinical Development

•                  A clinical trial evaluating prophylactic use of DIFICID in patients undergoing bone marrow transplant (BMT) is expected to start in the fourth quarter of 2012. If we are successful in our development efforts and obtain approval from FDA of an indication for prophylactic use in BMT, we plan to then pursue development and FDA approval of a second potential indication that we expect could provide DIFICID with a broad prophylaxis indication for immune suppressed patients. It is estimated that immune suppressed patients represent close to 50% of total treatments

•                  We are progressing with plans for a development initiative that, if successful, could support approval of a superiority in cure indication for oncology patients by the FDA. Based on a post hoc analysis of our Phase 3 studies we believe there is clear superiority in this sub-population and that there is a high value associated with this potential development initiative

•                  The first pediatric study related to our FDA post marketing requirement has initiated and the sensitivity monitoring implemented. Our commitment to conduct a study testing DIFICID in CDAD patients who have experienced multiple recurrences is expected to be initiated in the second half of 2013

Conference Call and Webcast

Optimer will host a conference call and webcast including supplemental slides to discuss its first quarter financial results and to provide a corporate update today at 5:00 p.m. Eastern time (2:00 p.m. Pacific time).

The conference call may be accessed by dialing (877) 280-7280 for domestic callers and +1 (678) 825-8232 for international callers. Please specify to the operator that you would like to join “Optimer’s Financial Results Call.” The conference call will be webcast live under the Investors section of Optimer’s website at www.optimerpharma.com, where it and accompanying slides will be archived for 30 days following the call.

About DIFICID® (fidaxomicin) Tablets

DIFICID is the first antibacterial drug indicated for Clostridium difficile-associated diarrhea (CDAD) to be approved in more than 25 years in the U.S. It is indicated in the U.S. for the treatment of CDAD in adults 18 years of age or older. DIFICID is administered in 200 mg tablets given orally twice daily.

Important Safety Information for DIFICID

DIFICID should not be used for systemic infections. Only use DIFICID for infection proven or strongly suspected to be caused by C. difficile. Prescribing DIFICID in the absence of a proven or strongly suspected C. difficile infection is unlikely to provide benefit to the patient and increases the risk of the development of drug resistant bacteria. The most common adverse reactions are nausea (11%), vomiting (7%), abdominal pain (6%), gastrointestinal hemorrhage (4%), anemia (2%) and neutropenia (2%).

About Optimer Pharmaceuticals

Optimer Pharmaceuticals, Inc. is a global biopharmaceutical company focused on developing and commercializing innovative hospital specialty products that have a positive impact on society. Optimer developed DIFICID® (fidaxomicin) tablets, an FDA-approved macrolide antibacterial drug for the treatment of Clostridium difficile-associated diarrhea (CDAD) in adults 18 years of age and older and is commercializing DIFICID in the US and Canada. Optimer also received marketing authorization for fidaxomicin tablets in the European Union where its partner, Astellas Pharma Europe, is commercializing fidaxomicin under the trade name DIFICLIR™. The company is exploring marketing authorization in other parts of the world where C. difficile has emerged as a serious health problem, including Asia. Additional information can be found at http://www.optimerpharma.com.

Forward-Looking Statements

Statements included in this press release that are not a description of historical facts are forward-looking statements, including without limitation statements related to Optimer’s expectations of future sales and adoption of DIFICID, projections regarding the results and trends of the DIFICID launch, Optimer’s expectations under its co-promotion agreement with Cubist, and Optimer’s expectations regarding patient access to DIFICID, commercialization and availability of fidaxomicin outside the United States, the timeframe within which Optimer may reach profitability, continued clinical development of DIFICID, including for new potential FDA approved indications and development related to FDA post marketing requirements and commitments. Words such as “believes”, “would”, “anticipates”, “plans”, “expects”, “may”, “intend”, “will”, and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Optimer that any of its plans will be achieved. These forward-looking statements are based on management’s expectations on the date of this release. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Optimer’s business including, without limitation, risks relating to: Optimer’s ability to continue driving adoption and use of DIFICID, the implementation and success of DIFICID growth initiatives and entry into new markets, whether healthcare professionals will prescribe DIFICID, the extent to which DIFICID receives reimbursement coverage from healthcare payers and government agencies, the extent to which DIFICID will be accepted on additional hospital formularies and the timing of hospital formulary decisions, Optimer’s ability to successfully coordinate commercialization efforts with Cubist Pharmaceuticals under its co-promotion agreement, whether Optimer will be able to realize expected benefits under its co-promotion agreement with Cubist and its collaboration agreements with Astellas, the fact that past results may not be predictive of future results or performance, the possibility of alternative means of preventing or treating CDAD impacting adoption and sales of DIFICID, Optimer’s ability, through its third party manufacturers and logistics providers, to maintain a sufficient supply of DIFICID to meet demand, DIFICID’s ability to compete against lower-priced generic products and other risks detailed in Optimer’s filings with the Securities and Exchange Commission.  Forward-looking statements speak only as of the date of this release, and Optimer undertakes no obligation to update or revise these statements, except as may be required by law.

Contacts

Optimer Pharmaceuticals, Inc.

David Walsey, Vice President, Investor Relations and Corporate Communications

(858) 964-3418

Canale Communications, Inc.

Jason I. Spark, Senior Vice President

(619) 849-6005

OPTIMER and DIFICID are trademarks of Optimer Pharmaceuticals, Inc. All other trademarks are the property of their respective owners.

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Optimer Pharmaceuticals, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Revenues:
Product sales, net	$15,232,087	$—	$29,612,628	$—
Collaboration	34,525,485	—	34,525,485	69,165,000
Other	—	33,294	2,106	144,933
Total revenues	49,757,572	33,294	64,140,219	69,309,933
Cost and expenses:
Cost of product sales	2,269,331	—	4,553,591	—
Cost of contract revenue	1,744,182	—	1,744,182	4,273,532
Research and development	11,557,217	10,290,760	22,625,184	18,668,769
Selling , general and administrative	28,856,929	14,760,723	54,379,211	26,566,998
Co-promotion expenses with Cubist	5,001,583	—	15,083,166	—
Total operating expenses	49,429,242	25,051,483	98,385,334	49,509,299
Income (loss) from operations	328,330	(25,018,189)	(34,245,115)	19,800,634
Gain on deconsolidation of OBI	—	—	23,782,229	—
Equity in net loss of OBI	(668,852)	—	(1,154,821)	—
Interest income and other, net	44,318	95,860	120,705	119,102
Consolidated net income (loss)	$(296,204)	$(24,922,329)	$(11,497,002)	$19,919,736
Net loss attributable to noncontrolling interest	—	683,483	280,344	974,288
Net income (loss) attributable to Optimer Pharmaceuticals, Inc.	$(296,204)	$(24,238,846)	$(11,216,658)	$20,894,024
Net income (loss) per share - basic	$(0.01)	$(0.52)	$(0.24)	$0.47
Net income (loss) per share - diluted	$(0.01)	$(0.52)	$(0.24)	$0.46
Weighted average number of shares used to compute net income (loss) per share - basic	47,234,371	46,479,395	46,978,497	44,581,010
Weighted average number of shares used to compute net income (loss) per share - diluted	47,234,371	46,479,395	46,978,497	45,447,261

Comprehensive income (loss)	$(177,625)	$(23,954,597)	$(10,084,685)	$21,417,416

Optimer Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2012	2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$99,703,307	$31,787,512
Short-term investments	30,934,774	78,791,066
Trade accounts receivable, net	5,312,432	6,563,645
Accounts receivable, other	3,181,320	52,289,290
Inventory	7,962,112	3,947,380
Prepaid expenses and other current assets	2,326,122	3,781,830
Total current assets	149,420,067	177,160,723
Equity investment in OBI	29,013,792	—
Property and equipment, net	3,693,670	2,590,715
Long-term investments	882,000	882,000
Other assets	1,411,026	1,389,734
Total assets	$184,420,555	$182,023,172

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,697,835	$9,860,462
Accrued expenses	30,243,749	21,447,544
Deferred revenue	245,319	—
Total current liabilities	37,186,903	31,308,006
Deferred rent	177,874	151,141
Stockholders’ equity	147,055,778	150,564,025
Total liabilities and stockholders’ equity	$184,420,555	$182,023,172